Exhibit 10.30

FORM OF SEPARATION AGREEMENT

THIS SEPARATION AGREEMENT (this “Agreement”) is entered into as of             , 20     between Exelon Corporation (“Exelon”),                                          (“Subsidiary”, and, collectively with Exelon, the “Company”) and                                          (the “Executive”).

WITNESSETH:

WHEREAS, the Executive is separating from all positions with Exelon, SUBSIDIARY and their affiliates.

NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, the adequacy and sufficiency of which are hereby acknowledged, the Company and the Executive agree as follows:

1. Resignation; Termination of Employment. The Executive’s employment will be terminated and Executive hereby resigns, effective as of the close of business on             , 20     (the “Termination Date”), as                      of Subsidiary and from all other positions as an officer or director of the Company and its subsidiaries and affiliates.

2. Payment of Accrued Amounts. The Company shall pay to the Executive not later than the second payroll date after the Termination Date the following amounts:

(a) the portion of his or her annual salary that has accrued but is unpaid as of the Termination Date; and

(b) an additional amount representing the Executive’s accrued but unused vacation days as of the Termination Date, if any.

3. Severance Payments. Subject to the Executive’s execution, not earlier than the Termination Date and not later than forty-five days after the Termination Date, of the waiver and release attached hereto as Exhibit I and made a part hereof (the “Waiver and Release”), the Company shall pay to the Executive:

(a) Cash severance payments in an aggregate amount equal to $            , representing the product of                      times the sum of (i) $             (representing the Executive’s current annual base salary) and (ii) $             (representing the Executive’s target annual incentive for calendar year 20    ). Payment shall commence no later than the second payroll date following the date that the Executive signs and returns the Waiver and Release, in substantially equal regular payroll installments over a period of fifteen months.

(b) Executive shall remain eligible to receive a pro-rated annual incentive award for 20    , payable at the time, such awards are paid to active executives (but not later than March 15, 20    ).

4. Tax Withholding. The Company shall deduct from the amounts payable to the Executive pursuant to this Agreement the amount of all required federal, state and local withholding taxes in accordance with the Executive’s Form W-4 on file with the Company and all applicable social security and Medicare taxes. The Company shall be entitled to withhold from the shares of common stock of the Company to be delivered to the Executive pursuant to Sections 6(a) and 6(b) a number of shares of common stock of the Company having a value (based upon the closing price of a share of the Company’s common stock as reported on the New York Stock Exchange on the applicable valuation date) equal to the minimum amount of all required federal, state and local withholding taxes and all applicable social security and Medicare taxes with respect to the lapse of forfeiture conditions applicable the vesting of performance shares or the vesting of options.

5. Outplacement Assistance. During the twelve-month period following the Termination Date, the Company shall reimburse the Executive for reasonable fees incurred for services rendered to the Executive by a professional outplacement organization selected by the Executive and acceptable to the Company to provide individual outplacement services.

6. Long Term Incentive Awards.

(a) Each of the Executive’s options to purchase common stock of Exelon Corporation granted pursuant to Exelon’s long term incentive plan which is vested and exercisable as of the Termination Date shall remain so exercisable for ninety days following the Termination Date. Each of Executive’s stock options that are not vested and exercisable as of the Termination Date shall be forfeited.

(b) Subject to the Executive’s timely execution of the Waiver and Release, Executive shall become fully vested in the number of shares of common stock of Exelon Corporation representing outstanding non-vested performance share awards for 20     (and reinvested dividends thereunder). Executive shall also remain eligible to receive a pro-rated performance share award for 20    , payable in stock at the time the first installments of such awards are paid to active executives (but not later than March 15, 20    ), subject to any cash payment election then effective under the program rule.

7. Supplemental Executive Retirement Benefits. The Executive shall be eligible for a retirement benefit under the Exelon Corporation Supplemental Management Retirement Plan (the “SERP”) in accordance with the terms and conditions thereof, except that in determining such benefit, the Executive shall subject to the Executive’s timely execution of the Waiver and Release, be credited with              months additional service calculated as though he or she received the severance benefits specified in Section 3(a) as regular salary incentive pay over such period (and limited in its application to the amounts of such payments that exceed the compensation limitations applicable to qualified pension plans under the Code). Such benefit shall be paid as provided in Section 8(b).

8. Employee and Other Benefits.

(a) Subject to the Executive’s timely execution of the Waiver and Release:

(i) During the period commencing on the Termination Date and ending              months after the Termination Date (the “Severance Period”) and in lieu of COBRA continuation coverage during such period with respect to healthcare benefits, (A) the Executive (and his or her eligible dependents) shall be eligible to participate in, and shall receive benefits under Exelon’s welfare benefit plans (including medical, dental, vision and hearing) in which the Executive (and his or her eligible dependents) were participating immediately prior to the Termination Date, and (B) the Executive shall be eligible to participate in the base life insurance programs in which he or she was a participant immediately prior to the Termination Date, in each case on the same basis as if the Executive had remained actively employed during the Severance Period.

(ii) Following the Severance Period, the Executive (and his or her eligible dependents) shall be eligible for continued health care coverage at Executive’s sole expense for any remaining period required by COBRA.

(b) The Company shall pay to the Executive, in the time and manner specified in the terms and conditions of such plans and any distribution elections by the Executive in effect thereunder, his or her account balances (if any) under Exelon’s deferred compensation and stock deferral plans, as adjusted by all applicable earnings and losses on such account balances, and the Executive’s benefit under the supplemental executive retirement plan; provided that, to the extent required by section 409A of the Code, no such payment or benefit shall commence prior to the date that is six months after the Termination Date.

(c) The Executive shall be entitled to purchase the computer furnished by the Company for his or her use. The Executive shall be responsible for payment of expenses incurred after the Termination Date with respect to the Company-owned cellular phone furnished for his or her use.

(d) If the Executive is entitled to any benefit under any employee benefit plan of the Company that is accrued and vested on the Termination Date and that is not expressly referred to in this Agreement, such benefit shall be provided to the Executive in accordance with the terms of such employee benefit plan.

(e) Notwithstanding Section 8(d) or anything else contained in this Agreement to the contrary, the Executive acknowledges and agrees that he or she is not and shall not be entitled to benefits under any other severance or change in control plan, program, agreement or arrangement, and that the benefits provided under this Agreement shall be the sole and exclusive benefits to which the Executive may become entitled upon his or her termination of employment. In the event the Executive dies prior to executing the Waiver and Release attached hereto, neither he or she, his or her estate, nor any other person shall be entitled to any further compensation or benefits under this Agreement, unless and until the executor of the Executive’s estate (and/or such other heirs or representatives as may be requested by the Company) executes upon Company request and does not revoke such a Waiver and Release.

9. Restrictive Covenants. The Executive acknowledges and agrees that he or she is bound by, and subject to, the Restrictive Covenants and the Waiver and Release. The Executive shall comply with, and observe, the Restrictive Covenants including, without limitation, the confidential information, non-competition, non-solicitation and intellectual property provisions and related covenants contained therein, all of which are hereby incorporated by reference. In the event the Company determines that Executive has breached any of the Restrictive Covenants or the Waiver and Release or has engaged in conduct during his or her employment with the Company that would constitute ground for termination for Cause, benefits under this Agreement shall terminate immediately, and Executive shall reimburse Exelon for any benefits received.

10. Certain Tax Matters.

(a) If it is determined by Exelon’s independent auditors that any severance payment, benefit or enhancement that is provided to the Executive pursuant to the terms of the this Agreement is or will become subject to any excise tax under section 4999 of the Internal Revenue Code of 1986, as amended, or any similar tax payable under any United States federal, state, local, foreign or other law (“Excise Taxes”), then such payment, benefit or enhancement shall be reduced to the largest amount which would not cause any such Excise Tax to by payable by the Executive and not cause a loss of the related income tax deduction by the Company.

(b) The parties intend this Agreement to comply with section 409A of the Code. In the event the timing of any payment or benefit under this Agreement would result in any tax or penalty under section 409A of the Code, the Company may reasonably adjust the timing of such payment or benefit if doing so will eliminate or materially reduce such tax or penalty and amend this Agreement accordingly. Executive acknowledges that Executive has been advised to consult Executive’s personal tax advisor concerning this Agreement, and has not relied on the Company or Subsidiary for tax advice.

11. Non-disparagement. The Executive shall not (a) make any written or oral statement that brings the Company or any of its affiliates or the employees, officers, directors or agents of the Company or any of its affiliates into disrepute, or tarnishes any of their images or reputations or (b) publish, comment upon or disseminate any statements suggesting or accusing the Company or any of its affiliates, employees, officers, directors or agents of any misconduct or unlawful behavior. The provisions of this Section 11 shall not apply to testimony as a witness, compliance with other legal obligations, assertion of or defense against any claim of breach of this Agreement, or any activity that otherwise may be required by the lawful order of a court or agency of competent jurisdiction, and shall not require the Executive to make false statements or disclosures.

12. Publicity. Executive shall not issue or cause the publication of any press release or other announcement with respect to the terms or provisions of this Agreement, nor disclose the contents hereof to any third party (other than to members of his or her immediate family or to tax, financial and legal advisors), without obtaining the consent of Exelon, except where such release, announcement or disclosure shall be required by applicable law or administrative regulation or agency or other legal process.

13. Other Employment; Other Plans. The Executive shall not be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any provision of this Agreement. The amounts payable hereunder shall not be reduced by any payments received by the Executive from any other employer; provided, however, that any continued welfare benefits provided for by Section 8(a) shall not duplicate any benefits that are provided to the Executive and his or her family by such other employer and shall be secondary to any coverage provided by Medicare.

14. Cooperation by the Executive. During the Severance Period, the Executive shall (a) be reasonably available to the Company to respond to requests by them for information pertaining to or relating to matters which may be within the knowledge of the Executive and (b) cooperate with the Company in connection with any existing or future litigation or other proceedings brought by or against the Company, its subsidiaries or affiliates, to the extent Exelon reasonably deems the Executive’s cooperation necessary.

15. Successors; Binding Agreement. This Agreement shall inure to the benefit of and binding upon the Company and its successors, and by the Executive, his or her spouse, personal or legal representatives, executors, administrators and heirs. This Agreement, being personal, may not be assigned by Executive.

16. Governing Law; Validity. This Agreement shall be interpreted, construed and enforced in accordance with the terms of the Exelon Corporation Senior Management Severance Plan, and the applicable provisions of the Employee Retirement Income Security Act of 1974, as amended, and section 409A of the Code.

17. Entire Agreement. This Agreement and the Waiver and Release constitute the entire agreement and understanding between the parties with respect to the subject matter hereof and supersede and preempt any other understandings, agreements or representations by or between the parties, written or oral, which may have related in any manner to the subject matter hereof. Executive acknowledges that the Company has made no representations regarding the tax consequences of payments under this Agreement and has had the opportunity to consult Executive’s tax advisor.

18. Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed to be an original and both of which together shall constitute one and the same instrument.

19. Miscellaneous. No provision of this Agreement may be modified or waived unless such modification or waiver is agreed to in writing and executed by the Executive and by a duly authorized officer of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Failure by the Executive or the Company to insist upon strict compliance with any provision of this Agreement or to assert any right which the Executive or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

20. Beneficiary. If the Executive dies prior to receiving all of the amounts payable hereunder (other than amounts payable under any plan referenced in Section 8(d), which shall be governed by any beneficiary designation in effect thereunder) but after executing the

Waiver and Release, such amounts shall be paid, except as may be otherwise expressly provided herein or in the applicable plans, to the beneficiary (“Beneficiary”) designated with respect to this Agreement by the Executive in writing to the Vice President, Corporate Compensation of the Company during his or her lifetime, which the Executive may change from time to time by new designation filed in like manner without the consent of any Beneficiary; or if no such Beneficiary is designated, to his or her surviving spouse, and if there be none, to his or her estate.

21. Nonalienation of Benefits. Benefits payable under this Agreement shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, prior to actually being received by the Executive, and any such attempt to dispose of any right to benefits payable hereunder shall be void.

22. Severability. If all or any part of this Agreement is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not serve to invalidate any portion of this Agreement not declared to be unlawful or invalid, except that in the event a determination is made that the Restrictive Covenants as applied to the Executive are invalid or unenforceable in whole or in part, then this Agreement shall be void and the Company shall have no obligation to provide benefits hereunder. Any paragraph or part of a paragraph so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such paragraph or part of a paragraph to the fullest extent possible while remaining lawful and valid.

23. Communications. Nothing in this Agreement, including Sections 9 and 11, shall be construed to prohibit the Executive from communicating with, including testifying in any administrative proceeding before, the Nuclear Regulatory Commission, the United States Department of Labor, the Securities Exchange Commission or from otherwise addressing issues related to nuclear safety with any party or taking any other action protected under section 211 of the Energy Reorganization Act and no such communication or action shall constitute a breach of Section 11 or any other provision of this Agreement; provided, however, that if the Executive is entitled under section 211 of the Energy Reorganization Act, employment law or securities law to pursue a claim, complaint or charge seeking damages, costs or fees, the Executive agrees that the consideration provided to the Executive pursuant to this Agreement shall be fully inclusive of all such damages, costs and fees that could have been awarded to the Executive, that such consideration is being paid in full and that the Executive under no circumstances shall be entitled to compensation of any kind from the Company or any of the other party released by the Waiver and Release not expressly provided for pursuant to this Agreement.

24. Sections. Except where otherwise indicated by the context, any reference to a “Section” shall be to a Section of this Agreement.

IN WITNESS WHEREOF, Exelon and SUBSIDIARY have caused this Agreement to be executed by their duly authorized officers and the Executive has executed this Agreement as of the day and year first above written.

EXELON CORPORATION

By:
Title:

SUBSIDIARY

By:
Title:

EXECUTIVE

EXHIBIT 1

WAIVER AND RELEASE

UNDER

CONFIDENTIAL SEPARATION AGREEMENT

In consideration for the Executive’s receiving severance benefits under the Separation Agreement (as defined below),                                          (the “Executive”) hereby agrees as follows:

1. Release. Except with respect to the Company’s obligations under the Confidential Separation Agreement by and between Exelon Corporation,                                               (collectively, the “Company”) and the Executive dated as of             , 20     (the “Separation Agreement”), the Executive, on behalf of Executive and his or her heirs, executors, assigns, agents, legal representatives and personal representatives, hereby releases, acquits and forever discharges the Company, its agents, subsidiaries, affiliates, and their respective officers, directors, agents, servants, employees, attorneys, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, foreseen or unforeseen, disclosed and undisclosed, suspected and unsuspected, arising out of or in any way related to agreements, events, acts or conduct at any time prior to the day of execution of this Waiver and Release, including but not limited to any and all such claims and demands directly or indirectly arising out of or in any way connected with the Executive’s employment or other service with the Company, or any of its Subsidiaries or affiliates; the Executive’s termination of employment and other service with the Company or any of its subsidiaries or affiliates; claims or demands related to salary, bonuses, commissions, stock, stock options, restricted stock or any other ownership interests in the Company or any of its subsidiaries and affiliates, vacation pay, fringe benefits, expense reimbursements, sabbatical benefits, severance, change in control or other separation benefits, or any other form of compensation or equity; and claims pursuant to any federal, state, local law, statute, ordinance, common law or other cause of action including but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Age Discrimination in Employment Act of 1967, as amended; the federal Americans with Disabilities Act of 1990; the Employee Retirement Income Security Act of 1974, as amended, tort law; contract law; wrongful discharge; discrimination; fraud; defamation; harassment; emotional distress; or breach of the covenant of good faith and fair dealing. This Waiver and Release does not apply to the payment of any benefits to which the Executive may be entitled under a Company-sponsored tax qualified retirement or savings plan.

2. No Inducement. The Executive agrees that no promise or inducement to enter into this Waiver or Release has been offered or made except as set forth in this Waiver and Release and the Separation Agreement, that the Executive is entering into this Waiver and Release without any threat or coercion and without reliance on any statement or representation made on behalf of the Company or any of its subsidiaries or affiliates, or by any person employed by or representing the Company or any of its subsidiaries or affiliates, except for the written provisions and promises contained in this Waiver and Release and the Separation Agreement.

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3. Advice of Counsel; Time to Consider; Revocation. The Executive acknowledges the following:

(a) The Executive has read this Waiver and Release, and understands its legal and binding effect, including that by signing and not revoking this Waiver and Release the Executive waives and releases any and all claims under the Age Discrimination in Employment Act of 1967, as amended, including but not limited to the Older Workers Benefits Protection Act. The Executive is acting voluntarily and of the Executive’s own free will in executing this Waiver and Release.

(b) The Executive has been advised to seek and has had the opportunity to seek legal counsel in connection with this Waiver and Release.

(c) The Executive was given at least forty-five (45) days to consider the terms of this Waiver and Release before signing it.

(d) At the time Executive was given this Waiver and Release, Executive was informed in writing of the class, unit or group of individuals covered by this offering, any eligibility factors for the program and any applicable time limits, as well as the job titles and ages of all individuals eligible or selected for this offering and the ages of all individuals in the same job classification or organizational unit who are not eligible for or were not selected for the offering.

The Executive understands that, if the Executive signs the Waiver and Release, the Executive may revoke it within seven (7) days after signing it, provided that Executive will not receive any severance benefits under the Separation Agreement. The Executive understands that this Waiver and Release will not be effective until after the seven-day period has expired and no consideration will be due the Executive.

4. Severability. If all or any part of this Waiver and Release is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any other portion of this Waiver and Release. Any Section or a part of a Section declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of the Section to the fullest extent possible while remaining lawful and valid.

5. Amendment. This Waiver and Release shall not be altered, amended, or modified except by written instrument executed by the Company and the Executive. A waiver of any portion of this Waiver and Release shall not be deemed a waiver of any other portion of this Waiver and Release.

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6. Applicable Law. The provisions of this Waiver and Release shall be interpreted and construed in accordance with the laws of the State of Illinois without regard to its choice of law principles.

IN WITNESS WHEREOF, the Executive has executed this Waiver and Release as of the date specified below.

EXECUTIVE

DATE:

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